EXHIBIT 99.1
TO THE REYNOLDS AMERICAN INC.
ANNUAL REPORT
ON
FORM 10-K
AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 27, 2006
EXPANDED LITIGATION DISCLOSURE
OF
TOBACCO-RELATED LITIGATION
OVERVIEW
     Various legal proceedings, including litigation claiming that lung cancer and other diseases, as well as addiction, have resulted from the use of, or exposure to, RAI’s operating subsidiaries’ products, are pending or may be instituted against RJR Tobacco or its affiliates, including RAI, or indemnitees, including B&W. In connection with the business combination of RJR Tobacco and the U.S. cigarette and tobacco business of B&W on July 30, 2004, RJR Tobacco has agreed to indemnify B&W and its affiliates against, among other things, any litigation liabilities, costs and expenses incurred by B&W or its affiliates arising out of the U.S. cigarette and tobacco business of B&W. Accordingly, the cases discussed below include cases brought solely against RJR Tobacco and its affiliates, including RAI and RJR; cases brought against both RJR Tobacco, its affiliates and B&W; and cases brought solely against B&W and assumed by RJR Tobacco in the business combination.
     The plaintiffs seek various forms of relief, including compensatory and punitive damages, treble or multiple damages and statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and other equitable relief. Although alleged damages often are not determinable from a complaint, and the law governing the pleading and calculation of damages varies from state to state and jurisdiction to jurisdiction, compensatory and punitive damages have been specifically pleaded in a number of cases, sometimes in amounts ranging into the hundreds of millions and even billions of dollars.
     Defined terms used herein, but not otherwise defined, have the meanings ascribed to them in the Annual Report on Form 10-K of RAI for the fiscal year ended December 31, 2005.
     The following summarizes the various categories of litigation pending against RJR Tobacco and B&W, as of February 3, 2006; describes recent case results involving RJR Tobacco or its affiliates or indemnitees; and includes a detailed listing of non-individual actions that are or were pending in 2005 against RJR Tobacco or its affiliates or indemnitees.
INDIVIDUAL SMOKING AND HEALTH CASES
     As of February 3, 2006, 1,223 individual cases, including 964 individual smoker cases pending in West Virginia state court in a consolidated action, were pending in the U.S. against RJR Tobacco or its affiliates or indemnitees. This category of cases includes smoking and health cases alleging personal injury brought by or on behalf of individual plaintiffs, but do not include the Broin II cases discussed below. A total of 1,217 of the individual cases are brought by or on behalf of individual smokers or their survivors, while the remaining six cases are brought by or on behalf of individuals or their survivors alleging personal injury as a result of exposure to ETS.
     Below (ordered by the date the case was filed) is a description of the individual smoking and health cases against RJR Tobacco or its affiliates or indemnitees, which went to trial or were decided or remained on appeal, from January 1, 2005 through February 3, 2006.
     Burton v. R. J. Reynolds Tobacco Co., U.S. District Court for the District of Kansas, filed May 1994. On February 22, 2002, a federal district court jury in Kansas found in favor of RJR Tobacco and B&W on product defect and conspiracy claims, but found for the plaintiff on failure to warn, failure to test and fraudulent concealment claims. The jury apportioned 99 percent of the fault to RJR Tobacco and one percent to B&W. It awarded the plaintiff $198,400 in compensatory damages, and determined that the plaintiff was entitled to punitive damages against RJR Tobacco but not B&W. B&W was voluntarily dismissed as a defendant on June 10, 2002. On June 21, 2002, the trial court awarded the plaintiff $15 million in punitive damages. RJR Tobacco appealed to the U.S. Court of Appeals for the Tenth Circuit and posted a supersedeas bond in the amount of approximately $17 million. On February 9, 2005, the Tenth Circuit reversed the verdict in favor of the plaintiff for fraudulent concealment and therefore reversed the dependent award of punitive damages in its entirety. The appeals court affirmed the jury’s verdict on failure to warn and thereby upheld the compensatory damages award. On May 17, 2005, the trial court entered a second amended judgment reflecting the appellate decision. The judgment was $196,416 plus interest and costs. RJR Tobacco satisfied the judgment on June 17, 2005, and the supersedeas bond was released on July 12, 2005. The court awarded the plaintiff $31,784 in costs on January 6, 2006.
     Rose v. Brown & Williamson Tobacco Corp., New York Supreme Court, County of New York, filed December 1996. On March 18, 2005, a New York state court jury returned a verdict in favor of RJR Tobacco but returned a $3.42 million compensatory damages verdict against B&W and Philip Morris, of which $1.71 million was assigned to B&W. A punitive damages verdict of $17 million against Philip Morris only was returned by the jury on March 28, 2005. On August 18, 2005, B&W filed its notice of appeal. Pursuant to its agreement to indemnify B&W, RJR Tobacco posted a supersedeas bond in the approximate amount of $2.058 million on February 7, 2006.
     Rosen v. Brown & Wlliamson Tobacco Corp., New York Supreme Court, County of Nassau, filed June 1997. On June 20, 2005, a New York state court judge granted B&W’s motion for directed verdict. On August 15, 2005, the plaintiff agreed not to appeal, and B&W agreed not to seek costs.
     Jones v. Brown & Williamson Tobacco Corp., Circuit Court, Hillsborough County, Florida, filed July 1997. RJR Tobacco was granted a new trial on December 28, 2000 and the new trial decision was affirmed by the Second District Court of Appeal of Florida on August 30, 2002. On April 27, 2005, the Florida Supreme Court dismissed the plaintiff’s notice of appeal without prejudice. On May 25, 2005, the plaintiff served notice of intent to invoke discretionary jurisdiction. On August 31, 2005, the Florida Supreme Court denied review for lack of jurisdiction. Retrial is scheduled to begin on September 11, 2006.
     Boerner v. Brown & Williamson Tobacco Corp., U.S. District Court, Eastern District, Arkansas, filed June 1998. On May 23, 2003, a federal district court jury awarded $4 million in compensatory damages and $15 million in punitive damages against B&W. The judge initially struck the punitive damage award but reinstated it on September 26, 2003. B&W appealed to the U.S. Court of Appeals for the Eighth Circuit, which, on January 7, 2005, affirmed the trial court’s judgment, but reduced the punitive damages award to $5 million. Pursuant to its obligation to indemnify B&W, RJR Tobacco satisfied the judgment (approximately $9.1 million) on February 16, 2005.
     Eiser v. Brown & Williamson Tobacco Corp., Court of Common Pleas, Philadelphia County, Pennsylvania, filed March 1999. On August 15, 2003, a state court jury returned a verdict in favor of B&W. On January 19, 2006, the Superior Court of Pennsylvania affirmed the verdict. On February 2, 2006, the plaintiff filed an application for reargument en banc.
     Whiteley v. Raybestos-Manhattan, Inc., Superior Court, San Francisco County, California, filed April 1999. On March 20, 2000, a California state court jury found in favor of the plaintiff. The jury awarded the plaintiff $1.72 million in compensatory damages and $20 million in punitive damages. RJR Tobacco and Philip Morris were each assigned $10 million of the punitive damages award. The defendants appealed the final judgment to the California Court of Appeal, 1st District, which, on April 7, 2004, reversed the judgment and remanded the case for a new trial. The plaintiff’s motion for rehearing was denied on April 29, 2004. On February 2, 2006, the plaintiff filed a motion to consolidate survival and wrongful death actions. A hearing is scheduled for March 7, 2006.
     Kenyon v. R. J. Reynolds Tobacco Co., Circuit Court, Hillsborough County, Florida, filed July 2000. On December 12, 2001, a Florida state court jury awarded the plaintiff $165,000 in compensatory damages, but no punitive damages. On May 30, 2003, the Second District Court of Appeal of Florida affirmed per curiam (that is, without writing an opinion) the trial court’s final judgment. On September 5, 2003, RJR Tobacco filed a petition with the Florida Supreme Court asking it to require the Second District Court of Appeal to write an opinion. On

April 22, 2004, the Florida Supreme Court denied the petition. On November 12, 2003, RJR Tobacco filed a petition for certiorari with the U.S. Supreme Court, which was denied on January 26, 2004. After exhausting its state court of appeals, RJR Tobacco paid the plaintiff approximately $196,000 (judgment plus interest). RJR Tobacco also has paid approximately $1.5 million in attorneys’ fees to the plaintiff’s counsel. The amount of attorneys’ fees to be awarded to the plaintiff’s counsel related to appellate work remains undetermined.
     Frankson v. Brown & Williamson Tobacco Corp., Supreme Court, Kings County, New York, filed August 2000. On December 18, 2003, a New York state court jury awarded $350,000 in compensatory damages against B&W and two former tobacco industry organizations, the Tobacco Institute and the Council for Tobacco Research. The defendants as a group and the deceased smoker were each found to be 50% at fault. On January 8, 2004, the jury awarded $20 million in punitive damages, of which $6 million was assigned to B&W, $2 million was assigned to a predecessor company and $12 million was assigned to the two trade organizations. On June 22, 2004, the trial judge granted a new trial unless the parties agreed to an increase in compensatory damages to $500,000 and a decrease in punitive damages to $5 million, of which $4 million would be assigned to B&W. On January 21, 2005, the plaintiff stipulated to the reduction in punitive damages from $20 million to $5 million, apportioned as follows: $0 to American Tobacco; $4 million to B&W; and $500,000 to each of the Council for Tobacco Research and the Tobacco Institute. On January 25, 2005, B&W noticed its appeal. Briefing is complete.
     Thompson v. Brown & Williamson Tobacco Corp., Circuit Court, Jackson County, Missouri, filed August 2000. On November 4, 2003, a Missouri state court jury awarded $2.1 million in compensatory damages against B&W and Philip Morris. B&W was found to be 10% at fault, Philip Morris was found to be 40% at fault and the plaintiff was found to be 50% at fault. As a result, B&W’s share of the final judgment was approximately $210,000. The defendants appealed to the Missouri Court of Appeals. Oral argument occurred on November 3, 2005.
     Lukacs v. R. J. Reynolds Tobacco Co., Circuit Court, Dade County, Florida, filed February 2001. RJR Tobacco and/or B&W have been named as a defendant(s) in several individual cases filed by members of the Engle class. One such case, in which RJR Tobacco was dismissed prior to trial, Lukacs v. Philip Morris, Inc., was tried against Philip Morris, Liggett and B&W, and resulted in a verdict for the plaintiffs on June 11, 2002. The Florida state court jury awarded the plaintiffs a total of $37.5 million in compensatory damages. The jury assigned 22.5% fault to B&W, 72.5% fault to the other defendants and 5% fault to plaintiff John Lukacs. On April 1, 2003, the Miami-Dade County Circuit Court granted in part the defendants’ motion for remittitur and reduced the jury’s award to plaintiff Yolanda Lukacs, on the loss of consortium claim, from $12.5 million to $0.125 million decreasing the total award to $25.125 million. No final judgment will be entered until the Engle appeal is resolved, so the time to appeal this case has not yet begun to run.
     Smith v. Brown & Williamson Tobacco Corp., Circuit Court, Jackson County, Missouri, filed May 2003. On February 1, 2005, a Missouri state court jury returned a split verdict, finding in favor of B&W on two counts: (1) fraudulent concealment and (2) conspiracy, and finding in favor of the plaintiffs on the negligence count (which incorporates failure to warn and product defect claims). The plaintiffs were awarded $2 million in compensatory damages, however, the jury found the plaintiff to be 75% at fault (and B&W 25% at fault), and thus the compensatory award was reduced to $500,000. The jury also found that there were aggravating circumstances, which provided an entitlement to punitive damages. On February 2, 2005, the jury returned a verdict awarding the plaintiffs $20 million in punitive damages. On June 1, 2005, B&W filed its notice of appeal. Pursuant to its indemnification obligation, RJR Tobacco will post a supersedeas bond in the approximate amount of $24.3 million.
     VanDenburg v. Brown & Williamson Tobacco Corp., Circuit Court, Jackson County, Missouri, filed January 2003. This individual case that was part of a multi-plaintiff action against the U.S. tobacco manufacturers, including RJR Tobacco and B&W, was served on May 12, 2005. The group of plaintiffs filed the action claiming that their use of the defendants’ tobacco products caused them to each be inflicted with various types of cancer within the last five years. The plaintiff is seeking an unspecified amount of actual and punitive damages. Trial began on January 4, 2006.
BROIN II CASES
     As of February 3, 2006, 2,626 lawsuits brought by individual flight attendants for personal injury as a result of illness allegedly caused by exposure to ETS in airplane cabins, referred to as the Broin II cases, were pending in Florida. In these lawsuits, filed pursuant to the terms of the settlement of the Broin v. Philip Morris, Inc. class action, discussed below under "—Class-Action Suits,” each individual flight attendant will be required to prove that he or she has a disease and that the individual’s exposure to ETS in airplane cabins caused the disease. Under the terms of the Broin settlement, punitive damages are not available in these cases.
     On October 5, 2000, Judge Robert Kaye entered an order applicable to all Broin II cases that the terms of the Broin settlement agreement do not require the individual Broin II plaintiffs to prove the elements of strict liability, breach of warranty or negligence. Under this order, there is a rebuttable presumption in the plaintiffs’ favor on those elements, and the plaintiffs bear the burden of proving that their alleged adverse health effects actually were caused by exposure to ETS. RJR Tobacco and B&W, along with the other defendants, initially appealed this order in Jett v. Philip Morris, Inc., but the Florida Appellate courts refused to hear the appeal. The propriety of Judge Kaye’s order was argued in the French appeal (discussed below).
     Below is a description of the Broin II cases against RJR Tobacco or B&W that went to trial or were decided or remained on appeal, since January 1, 2005.
     French v. Philip Morris, Inc., Circuit Court, Dade County, Florida, filed January 2000. A Florida state court jury found in favor of the plaintiff on June 18, 2002, and awarded $5.5 million in compensatory damages. On September 13, 2002, the trial judge reduced the damages award to $500,000, but denied the defendants’ remaining post-trial motions. The defendants appealed the trial court’s final judgment to the Third District Court of Appeal of Florida. Judge Kaye’s order in Jett v. Philip Morris, Inc., referred to above, was applied, and the defendants appealed that order as well as other matters. On December 22, 2004, the Florida Third District Court of Appeal affirmed the amended final judgment to the extent that it found in favor of the plaintiff on liability, and awarded the remitted amount of damages. The appellate court reversed the final judgment’s market share allocation of damages, and remanded with instructions that the trial court enter a judgment finding the tobacco defendants jointly and severally liable. The court also affirmed the application of Judge Kaye’s order in Jett. On May 11, 2005, the defendants filed a notice of intent to invoke the discretionary jurisdiction of the Florida Supreme Court. On November 28, 2005, the Florida Supreme Court refused to hear the case. RJR Tobacco, for itself and on behalf of B&W, paid its share of the judgment, in the approximate amount of $270,000 on December 6, 2005.
     Janoff v. Philip Morris, Inc., Circuit Court, Dade County, Florida, filed February 2000. A Florida state court jury found in favor of the defendants, including RJR Tobacco and B&W, on September 5, 2002. The judge granted the plaintiff’s motion for a new trial on January 8, 2003. The defendants appealed to the Florida Third District Court of Appeal, which, on October 27, 2004, affirmed the trial court’s order. The defendants filed a notice of intent to invoke the discretionary jurisdiction of the Florida Supreme Court on June 17, 2005. On November 1, 2005, the Florida Supreme Court refused to hear the case. At this time, the plaintiff has not made any indication that the case will be retried.
     Swaty v. Philip Morris, Inc., Circuit Court, Dade County, Florida, filed September 2000. A Florida state court jury found in favor of the defendants, including RJR Tobacco and B&W, on May 3, 2005. The plaintiff filed a notice of appeal on July 21, 2005.
CLASS-ACTION CASES
     Classes have been certified in several state court class-action cases in which either RJR Tobacco or B&W is a defendant. As of February 3, 2006, 22 class-action cases were pending in the U.S. against RJR Tobacco, or its affiliates or indemnitees, including B&W. In May 1996, in Castano v. American Tobacco Co., the Fifth Circuit Court of Appeals overturned the certification of a nationwide class of persons whose claims related to alleged addiction to tobacco products. Since this ruling by the Fifth Circuit, most class-action suits have sought certification of statewide, rather than nationwide, classes. Class-action suits based on claims similar to those asserted in Castano are pending against RJR Tobacco and its affiliates, and indemnitees, including B&W, in state or federal courts in California, Florida, Illinois, Louisiana, Minnesota, Missouri, New York, Oregon, Washington, West Virginia and the District of Columbia.
     Class-action suits have been filed in a number of states against individual cigarette manufacturers and their parent corporations, alleging that the use of the terms “lights” and “ultralights” constitutes unfair and deceptive trade practices. Eleven such suits are pending against RJR Tobacco or its affiliates, or indemnitees, including B&W, in state or federal courts in Florida, Illinois, Louisiana, Minnesota, Missouri, New York and Washington. Classes have been certified in the two Illinois cases, Turner v. R. J. Reynolds Tobacco Co. and Howard v. Brown & Williamson Tobacco Corp., discussed below. On December 31, 2003, a Missouri state court judge certified another class in Collora v. R. J. Reynolds Tobacco Co. Although, as described below, RJR Tobacco removed the case to federal court on January 14, 2004, it was remanded to state court on September 30, 2004. In the Minnesota cases, Dahl v. R. J. Reynolds Tobacco Co., Thompson v. R.J. Reynolds Tobacco Co., as well as the Washington case, Huntsberry v. R. J. Reynolds Tobacco Co., RJR Tobacco removed the cases to federal court. These three cases are moving into the class certification discovery phase. A Missouri case, Black v. Brown & Williamson Tobacco Corp., and a Florida case, Rios v. R. J. Reynolds Tobacco Co., are in the class certification discovery phase. In the Louisiana cases, Harper v. R. J. Reynolds Tobacco Co. and Brown v. Brown & Williamson Tobacco Corp., the defendants removed the cases to federal court. On January 27, 2005, the federal judge denied the plaintiffs’ motions to remand in both cases. In Schwab [McLaughlin] v. Philip Morris USA, Inc., which was filed on May 11, 2004, in the U.S. District Court for the Eastern District of New York, before Judge Weinstein, the defendants, including RJR Tobacco and B&W, filed their respective answers on September 24, 2004.
     Other types of class-action suits also are pending in additional jurisdictions. Most of these suits assert claims on behalf of classes of individuals who claim to be addicted, injured or at greater risk of injury by the use of tobacco or exposure to environmental tobacco smoke, or the legal survivors of such persons. A number of third-party payers have filed health-care cost recovery actions in the form of class actions. These cases are discussed separately below. Class certification motions are pending in several state and federal courts.
     Broin v. Phillip Morris, Inc., Circuit Court, Dade County, Florida, filed October 1991. RJR Tobacco, B&W and other cigarette manufacturer defendants settled one class-action suit, Broin v. Phillip Morris, Inc., in October 1997. This case had been brought in Florida state court on behalf of all flight attendants of U.S. airlines alleged to be suffering from diseases or ailments caused by exposure to ETS in airplane cabins. The settlement agreement required the participating tobacco companies to pay a total of $300 million in three annual $100 million installments, allocated among the companies by market share, to fund research on the early detection and cure of diseases associated with tobacco smoke. It also required those companies to pay a total of $49 million for the plaintiffs’ counsel’s fees and expenses. RJR Tobacco’s portion of these payments was approximately $86 million; B&W’s portion of these payments was approximately $57 million. The settlement agreement bars class members from bringing aggregate claims or obtaining punitive or exemplary damages and also bars individual claims to the extent that they are based on fraud, misrepresentation, conspiracy to commit fraud or misrepresentation, RICO, suppression, concealment or any other alleged intentional or willful conduct. The defendants agreed that, in any individual case brought by a class member, the defendant will bear the burden of proof with respect to whether ETS can cause certain specifically enumerated diseases, referred to as “general causation.” With respect to all other issues relating to liability, including whether an individual plaintiff’s disease was caused by his or her exposure to ETS in aircraft cabins, referred to as “specific causation,” the individual plaintiff will have the burden of proof. Florida’s Third District Court of Appeal denied various challenges to this settlement on March 24, 1999, and subsequently denied motions to reconsider. On September 7, 1999, the Florida Supreme Court approved the settlement. The Broin II cases, discussed above, arose out of the settlement of this case.
     Engle v. R. J. Reynolds Tobacco Co., Circuit Court, Dade County, Florida, filed May 1994. Trial began in July 1998 in Florida state court in Engle v. R. J. Reynolds Tobacco Co., in which a class consisting of Florida residents, or their survivors, alleges diseases or medical conditions caused by their alleged “addiction” to cigarettes. On July 7, 1999, the jury found against RJR Tobacco, B&W and the other cigarette-manufacturer defendants in the initial phase, which included common issues related to certain elements of liability, general causation and a potential award of, or entitlement to, punitive damages.
     The second phase of the trial, which consisted of the claims of three of the named class representatives, began on November 1, 1999. On April 7, 2000, the jury returned a verdict against all the defendants. It awarded the plaintiff Mary Farnan $2.85 million, the estate of plaintiff Angie Della Vecchia $4.023 million and the plaintiff Frank Amodeo $5.831 million. The jury also found, however, that Frank Amodeo knew or should have known of his claim prior to May 5, 1990. RJR Tobacco and B&W believe that the legal effect of that finding should be to bar his claim based on the applicable statute of limitations.
     The trial court also ordered the jury in the second phase of the trial to determine punitive damages, if any, on a class-wide basis. On July 14, 2000, the jury returned a punitive damages verdict in favor of the “Florida class” of approximately $145 billion against all the defendants, with approximately $36.3 billion and $17.6 billion being assigned to RJR Tobacco and B&W, respectively.

     On November 6, 2000, the trial judge denied all post-trial motions and entered judgment. In November 2000, RJR Tobacco and B&W posted appeal bonds in the amount of $100 million each, the maximum amount required pursuant to a Florida bond cap statute enacted on May 9, 2000, and intended to apply to the Engle case, and initiated the appeals process. On May 21, 2003, Florida’s Third District Court of Appeal reversed the trial court’s final judgment and remanded the case to the Miami-Dade County Circuit Court with instructions to decertify the class. On May 12, 2004, the Florida Supreme Court agreed to review the case. Oral argument occurred on November 3, 2004. The Florida Supreme Court has not yet ruled.
     On May 7, 2001, three of the non-RJR Tobacco and non-B&W defendants entered into agreements with the Engle class to deposit an additional $1.86 billion into separate escrow accounts to ensure that the stay of execution in effect pursuant to the Florida bond cap statute will remain in effect as to these three defendants throughout the appellate process, regardless of the results of a challenge, if any, to the Florida bond statute. Approximately $700 million of the total amount deposited by these three defendants is non-refundable and will go to the trial court to be distributed, regardless of the result of the appeal. RJR Tobacco and B&W did not enter into a similar agreement with the Engle class. Although RJR Tobacco cannot predict the outcome of any possible challenges to the Florida bond statute, RJR Tobacco remains confident of the applicability and validity of the statute in the Engle case.
     Scott v. American Tobacco Co., Inc., District Court, Orleans Parish, Louisiana, filed May 1996. This nicotine-dependence/medical monitoring class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR. On November 5, 1998, a Louisiana state appeals court affirmed the certification of a medical monitoring or smoking cessation class of Louisiana residents who were smokers on or before May 24, 1996. On February 26, 1999, the Louisiana Supreme Court denied the defendants’ petition for review. Jury selection began on June 18, 2001 and was completed on September 23, 2002. Opening statements occurred on January 21, 2003. On July 28, 2003, the jury returned a verdict in favor of the defendants, including RJR Tobacco and B&W, on the plaintiffs’ claim for medical monitoring and found that cigarettes were not defectively designed. In addition, however, the jury made certain findings against the defendants, including RJR Tobacco and B&W, on claims relating to fraud, conspiracy, marketing to minors and smoking cessation. With respect to these findings, this portion of the trial did not determine liability as to any class member or class representative. What primarily remained in the case was a class-wide claim that the defendants, including RJR Tobacco and B&W, pay for a program to help people stop smoking. On March 31, 2004, phase two of the trial began to address the scope and cost of smoking cessation programs. On May 21, 2004, the jury returned a verdict in the amount of $591 million on the class’s claim for a smoking cessation program. On September 29, 2004, the defendants posted a $50 million bond (pursuant to legislation that limits the amount of the bond to $50 million collectively for MSA signatories) and noticed their appeal. RJR Tobacco posted $25 million (i.e., the portions for RJR Tobacco and B&W) towards the bond. Briefing is complete.
     Brown v. American Tobacco Co., Inc., Superior Court, San Diego County, California, filed June 1997. This physical injury class action is composed of residents of California who smoked at least one of the defendants’ cigarettes from June 10, 1993 through April 23, 2001, and who were exposed to the defendants’ marketing and advertising activities in California. Certification was granted as to the plaintiffs’ claims that the defendants violated § 17200 of the California Business and Professions Code pertaining to unfair competition. The court, however, refused to certify the class under the California Legal Remedies Act and on the plaintiffs’ common law claims. Following the November 2004 passage of a proposition in California that changed the law regarding cases of this nature, the defendants filed a motion to decertify the class. On March 7, 2005, the court granted the defendants’ motion. The plaintiffs filed a notice of appeal on May 19, 2005.
     Young v. American Tobacco Co., Inc., Circuit Court, Orleans Parish, Louisiana, filed November 1997. This ETS class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR, on behalf of all residents and domiciliaries of Louisiana who, though not themselves cigarette smokers, have been exposed to secondhand smoke from cigarettes which were manufactured, distributed, fabricated, supplied, or placed in commerce by the defendants, and who suffer injury as a result of that exposure. On October 13, 2004, the trial court stayed this case pending the outcome of the appeal in Scott v. American Tobacco Co., Inc.

     Parsons v. A C & S, Inc., Circuit Court, Ohio County, West Virginia, filed February 1998. This physical injury class action was filed against asbestos manufacturers, U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR. This case has been stayed pending a final resolution of the motion to refer tobacco litigation to the judicial panel on multi-district litigation. On December 26, 2000, three defendants (Nitram Liquidators, Inc., Desseaux Corporation of North America and Armstrong World Industries) filed bankruptcy petitions in the U.S. Bankruptcy Court for the District of Delaware, In re Armstrong World Industries, Inc. Pursuant to section 362(a) of the Bankruptcy Code, Parsons is automatically stayed.
     Daniels v. Philip Morris Cos., Inc., Superior Court, San Diego County, California, filed April 1998. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR. On November 30, 2000, a San Diego Superior Court judge reversed a prior ruling and, based on a California unfair business practices statute, certified a class consisting of all persons who, as California resident minors, smoked one or more cigarettes in California between April 2, 1994 and December 1, 1999. The court granted the defendants’ motions for summary judgment on preemption and First Amendment grounds, and dismissed the action on October 21, 2002. On October 6, 2004, the California Court of Appeal, Fourth Appellate District, Division One, affirmed the trial court. On February 16, 2005, the California Supreme Court granted the plaintiffs’ petition for review. Briefing is complete.
     Cleary v. Philip Morris, Inc., Circuit Court, Cook County, Illinois, filed June 1998. This class action claiming fraud was filed against U.S. cigarette manufacturers, including RJR Tobacco, B&W and others. The purported class is defined as follows: Class A: “[a]ll Illinois residents who, between December 14, 1953 (the date the alleged conspiracy began) and July 7, 1969 (the effective date of the Public Health Cigarette Smoking Act of 1969), purchased and used tobacco products manufactured by the tobacco companies, and the estates, representatives, guardians and administrators of all Illinois residents who purchased and used tobacco products manufactured by the tobacco companies between December 14, 1953 and July 7, 1969;” and Class B: “[a]ll Illinois residents, who, as minors, purchased and smoked cigarettes designed, manufactured, promoted or sold by Philip Morris, and the estates, representatives, guardians and administrators of all Illinois residents who as children, purchased and smoked cigarettes designed, manufactured, promoted or sold by defendants.” Plaintiffs filed their motion for class certification on December 21, 2001. On April 8, 2005, the plaintiffs filed a second amended complaint. The defendants filed their answers and a motion to dismiss certain counts of the second amended complaint on July 8, 2005. On February 3, 2006, a hearing on the defendants’ motion to dismiss occurred.
     Jones v. American Tobacco Co., Inc., Circuit Court, Jackson County, Missouri, filed December 1998. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR, on behalf of tobacco product users and purchasers on behalf of all similarly situated Missouri consumers. There has been little to no activity in this case.
     Turner v. R. J. Reynolds Tobacco Co., Circuit Court, Madison County, Illinois, filed February 2000. This “lights” class action was filed on behalf of all Illinois residents who purchased and consumed Doral Lights, but who do not have a claim for personal injury, against RJR Tobacco and RJR. On November 14, 2001, an Illinois state court judge certified a class defined as “[a]ll persons who purchased the defendants’ Doral Lights, Winston Lights, Salem Lights and Camel Lights, in Illinois, for personal consumption, between the first date that the defendants sold Doral Lights, Winston Lights, Salem Lights and Camel Lights through the date the court certifies this suit as a class action . . . .” On June 6, 2003, RJR Tobacco filed a motion to stay the case pending Philip Morris’s appeal of the Price v. Philip Morris case. On July 11, 2003, the judge denied the motion, and RJR Tobacco appealed to the Illinois Fifth District Court of Appeals. The Court of Appeals denied this motion on October 17, 2003. However, on October 24, 2003, a justice on the Illinois Supreme Court ordered an emergency stay of all proceedings pending review by the entire Illinois Supreme Court of RJR Tobacco’s emergency stay/supremacy order request filed on October 15, 2003. On November 5, 2003, the Illinois Supreme Court granted RJR Tobacco’s motion for a stay pending the court’s final appeal decision in Price. This case includes both RJR Tobacco and RJR as defendants.
     Howard v. Brown & Williamson Tobacco Corp., Circuit Court, Madison County, Illinois, filed February 2000. This “lights” class action was filed against B&W on behalf of “[a]ll persons who purchased Defendant’s Misty Lights, GPC Lights, Capri Lights and Kool Lights cigarettes in Illinois for personal consumption, from the first date that Defendant sold Misty Lights, GPC Lights, Capri Lights and Kool Lights cigarettes in Illinois through this date.” On December 18, 2001, another Madison County, Illinois, state court judge certified the class. On June 6, 2003, the trial judge issued an order staying all proceedings pending resolution of the Price v. Philip Morris case. The plaintiffs appealed this stay order to the Illinois Fifth District Court of Appeals, which affirmed the Circuit Court’s stay order on August 19, 2005.
     Collora v. R. J. Reynolds Tobacco Co., Circuit Court, St. Louis County, Missouri, filed May 2000. This “lights” class action was filed against RJR Tobacco and RJR on behalf of all Missouri residents who smoked Winston Lights, Salem Lights, or Camel Lights, but who have no claim for personal injury. On December 31, 2003, a Missouri state court judge in St. Louis certified a class defined as “[a]ll persons who purchased Defendants’ Camel Lights, Camel Special Lights, Salem Lights and Winston Lights cigarettes in Missouri for personal consumption between the first date the Defendants placed their Camel Lights, Camel Special Lights, Salem Lights and Winston Lights cigarettes into the stream of commerce through the date of this Order.” On January 14, 2004, RJR and RJR Tobacco, the only named defendants, removed this case to the U.S. District Court for the Eastern District of Missouri. On September 30, 2004, the case was remanded to the Circuit Court for the City of St. Louis. On September 23, 2005, RJR Tobacco again removed the case to the U.S. District Court for the Eastern District of Missouri, based on the U.S. Court of Appeals for the Eighth Circuit’s August 25, 2005 decision in Watson v. Philip Morris Companies, Inc., which upheld the federal officers removal statute as a basis for removal in “lights” cases. On October 25, 2005, the plaintiffs filed a motion to remand. The defendants filed their opposition on November 23, 2005.
     In re Simon II Litigation, U.S. District Court, Eastern District, New York, filed September 2000. This nationwide non-opt-out punitive damages class action before Judge Weinstein, was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR. On September 19, 2002, Judge Weinstein certified a nationwide mandatory, non-opt-out punitive damages class. On February 14, 2003, the U.S. Court of Appeals for the Second Circuit granted the defendants’ petition to review the class certification decision. On May 6, 2005, the U.S. Court of Appeals for the Second Circuit, in a unanimous opinion, decertified the class. On August 8, 2005, the Second Circuit denied the plaintiffs’ petition for rehearing and remanded the case for further proceedings to the District Court. On February 6, 2006, Judge Weinstein entered an order dismissing the case, but staying the order for 30 days to give the class representatives (now individual plaintiffs) an opportunity to retain new counsel.
     Black v. Brown & Williamson Tobacco Corp., Circuit Court, City of St. Louis, Missouri, filed November 2000. This “lights” class action was filed against B&W on behalf of “[a]ll persons who purchased Defendant’s Kool Lights cigarettes in Missouri for personal consumption, from the date that Defendants sold Kool Lights cigarettes in Missouri through the date that the Court certifies this suit as a class action.” B&W filed its answer to the plaintiffs’ complaint in December 2002. B&W removed the case to the U.S. District Court for the Eastern District of Missouri on September 23, 2005. On October 25, 2005, the plaintiffs filed a motion to remand the case. The defendants filed their opposition on November 23, 2005. Oral argument on the motion to remand occurred on February 8, 2006.
     Simms v. Philip Morris, Inc., U.S. District Court, District of Columbia, filed May 2001. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, on behalf of “[a]ll natural persons under 22 years of age (i.e., persons who have not reached their 22nd birthday) as of the filing of this action who purchased cigarettes or other tobacco products manufactured by any of the defendants for their own use while under age and residing within the U.S.” On February 10, 2003, the U.S. District Court for the District of Columbia denied certification. The plaintiffs have filed several motions for reconsideration of the order that denied class certification. The case has been stayed pending the resolution of United States v. Philip Morris USA, Inc.
     Lowe v. Philip Morris, Inc., Circuit Court, Multnomah County, Oregon, filed November 2001. This medical monitoring class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, on behalf of Oregon residents who allegedly have been significantly exposed to proven hazardous substances in the defendants’ cigarettes, and who have significant risk of developing lung cancer and other smoking-related pulmonary diseases. On March 17, 2003, the defendants filed a motion to dismiss, which was granted on November 4, 2003, for failure to state a claim. The plaintiffs appealed, and oral argument before the Oregon Court of Appeals occurred on September 26, 2005. A decision is pending.

     Rios v. R. J. Reynolds Tobacco Co., Circuit Court, Palm Beach County, Florida, filed February 2002. This “lights” class action was filed against RJR and RJR Tobacco. The purported class is defined as all consumers who purchased and consumed the defendants’ Winston Lights and Salem Lights cigarettes in Florida, but who do not have a claim for personal injury resulting from the purchase or consumption of cigarettes. The class period commences on the first date the defendants placed their Winston Lights and Salem Lights cigarettes into the stream of commerce and ends on the date the court certifies this suit as a class action. Defendants removed this case to the U.S. District Court for the Southern District of Florida on March 29, 2002. On October 4, 2002, the plaintiffs’ motion to remand the case to state court was granted. There has been no activity in this case since the remand ruling, although a similar case against Philip Morris, Hines v. Philip Morris Cos., Inc., was decertified by Florida’s Fourth District Court of Appeal on December 31, 2003.
     Dahl v. R. J. Reynolds Tobacco Co., District Court, Hennepin County, Minnesota, filed April 2003. This “lights” class action was filed against RJR Tobacco and RJR on behalf of “[a]ll persons who purchased Defendants’ Camel Lights and/or Winston Lights cigarettes in Minnesota for personal consumption from the first date defendants sold Camel Lights and/or Winston Lights in Minnesota through the date of the certification of the class.” On April 24, 2003, the defendants removed the case to federal court. Plaintiffs filed a motion to remand the case to state court on May 23, 2003. That motion was granted on December 17, 2003. RJR Tobacco filed its answer to the plaintiffs’ second amended complaint in October, 2004. A Minnesota state court judge dismissed the case on May 11, 2005, because the “lights” claims are preempted by the Federal Cigarette Labeling and Advertising Act. On July 11, 2005, the plaintiffs filed a notice of appeal with the Minnesota Court of Appeals for the Fourth Judicial District. During the pendency of the appeal, RJR Tobacco removed the case to the U.S. District Court for the District of Minnesota, based on Watson v. Philip Morris Companies, Inc. (described above). On October 17, 2005, the plaintiff filed a motion to remand. The motion was denied on February 14, 2006.
     Brown v. Brown & Williamson Tobacco Corp., U.S. District Court, Western District, Louisiana, filed April 2003. This “lights” class action was filed initially in the District Court for the Parish of Calcasieu, against B&W, on behalf of “[a]ll persons who purchased Defendants’ Capri Lights, GPC Ultra Lights or Defendants’ other “light” cigarette products in Louisiana for personal consumption, between the first date the Defendants placed Capri Lights, GPC Ultra Lights or Defendants’ other “light” cigarette products into the stream of commerce through the present time.” The defendants removed the case to federal district court on May 27, 2003. On July 5, 2005, B&W filed a motion for summary judgment based on federal preemption. On September 14, 2005, B&W’s motion was granted in part by dismissing with prejudice the plaintiffs’ Louisiana Unfair Trade and Consumer Protection Act claims. The remainder of the motion was denied. On December 2, 2005, the judge denied B&W’s motion for reconsideration, but the judge granted an immediate appeal. B&W filed a petition to the U.S. Court of Appeals for the Fifth Circuit for permission to appeal on January 9, 2006, which was granted on February 10, 2006.
     Harper v. R. J. Reynolds Tobacco Co., U.S. District Court, Western District, Louisiana, filed May 2003. This “lights” class action was filed against RJR Tobacco and RJR on behalf of “[a]ll persons who purchased Defendants’ Doral Ultra Lights, Doral Menthol Lights or Defendants’ other “light” cigarette products in Louisiana for personal consumption, between the first date the Defendants placed Doral Ultra Lights, Doral Menthol Lights or Defendants’ other “light” cigarette products into the stream of commerce through the present time.” The defendants removed the case to federal district court on June 5, 2003. On January 27, 2005, the federal judge denied the motion. The plaintiffs’ appealed the denial of the motion to remand on February 15, 2005. The defendants’ request for oral argument is pending. On June 17, 2005, RJR Tobacco filed a motion for summary judgment based on federal preemption.
     Huntsberry v. R. J. Reynolds Tobacco Co., Superior Court, King County, Washington, filed April 2004. This “lights” class action was filed against RJR Tobacco and RJR on behalf of “[a]ll persons who purchased for personal consumption Camel Lights, Salem Lights, or Winston Lights brand cigarettes in the State of Washington between the first date those cigarettes were placed into the stream of commerce through the date of trial.” The defendants removed the case to the U.S. District Court for the Western District of Washington on May 21, 2004. On September 3, 2004, the federal district court remanded the case to the King County Superior Court for further proceedings. The plaintiffs’ motion for class certification will be argued on March 31, 2006.
     Schwab [McLaughlin] v. Philip Morris USA, Inc., U.S. District Court, Eastern District, New York, filed May 2004. This “lights” class action was filed before Judge Weinstein, against U.S. cigarette manufacturers, including RJR Tobacco and B&W on behalf of “[a]ll United States residents who purchased in the U.S., not for resale, cigarettes labeled as “Lights” and/or “Light” (collectively, “light” cigarettes) that were manufactured and/or sold by Defendants during the period commencing on the first date that Defendants began selling light cigarettes until the date trial commences (the “Class Period”), and who are not, as of the date of trial, members of a certified state class seeking economic damages stemming from their purchases of light cigarettes.” RJR Tobacco and B&W filed their respective answers on September 24, 2004. On November 9, 2004, the defendants filed a motion to stay the proceedings pending the outcome of the appeal in Simon II, discussed above. The plaintiffs’ motion for class certification and summary judgment motions by both sides were heard in September 2005. Although trial was scheduled to commence on January 9, 2006, Judge Weinstein has permitted several months of additional discovery before deciding the class certification issue.
     Thompson v. R.J. Reynolds Tobacco Co., District Court, Hennepin County, Minnesota, filed February 2005. This “lights” class action was filed against RJR Tobacco, B&W and Reynolds American on behalf of “[a]ll persons who purchased defendants’ Kool Lights and Capri Lights cigarettes in Minnesota for personal consumption from the first date defendants sold these cigarettes in Minnesota through the date of the certification of the class.” The defendants removed the case to the U.S. District Court for the District of Minnesota on September 23, 2005, based on Watson v. Philip Morris Companies, Inc. (described above). On October 21, 2005, the plaintiffs filed a motion to remand. The plaintiffs’ motion was denied on February 14, 2006.
GOVERNMENTAL HEALTH-CARE COST RECOVERY CASES
     In certain of the pending proceedings, various government entities and others seek reimbursement for health-care expenditures allegedly caused by tobacco products. The claims asserted in these health-care cost recovery actions vary. Generally, the plaintiffs assert the equitable claim that the tobacco industry was “unjustly enriched” by the plaintiffs’ payment of health-care costs allegedly attributable to smoking and seek reimbursement of those costs. The plaintiffs also assert one or more of the following additional claims: the equitable claim of indemnity, common law claims of negligence, strict liability, breach of express and implied warranty, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under state and federal statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under federal or state RICO statutes.
     Each plaintiff seeks reimbursement of health-care costs. Other relief sought by some, but not all, plaintiffs includes punitive damages, treble damages for alleged antitrust law violations, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, disclosure of nicotine yields and payment of attorney and expert witness fees.
     The defendants, including RJR Tobacco and/or B&W, raise a variety of defenses, including: failure to state a valid claim; lack of benefit; adequate remedy at law; “unclean hands” (namely, that the plaintiffs cannot recover because they participated in, and benefited from, the sale of cigarettes); lack of antitrust injury; federal preemption; lack of proximate cause; and statute of limitations. In addition, the defendants argue that they should be entitled to “set-off” any alleged damages to the extent a governmental entity benefits economically from the sale of cigarettes through the receipt of excise taxes or otherwise.
     The defendants also argue that these cases are improper because the plaintiffs must proceed under principles of subrogation and assignment. Under traditional theories of recovery, a payor of medical costs (such as an insurer) can seek recovery of health-care costs from a third party solely by “standing in the shoes” of the injured party. The defendants argue that the plaintiffs should be required to bring an action on behalf of each individual health-care recipient and should be subject to all defenses available against the allegedly injured party.
     The following cases are health-care cost recovery suits filed against RJR Tobacco or its affiliates, or indemnitees, that were active in 2005. These cases have been further broken down as to the type of plaintiff involved.
     Federal
     United States v. Philip Morris, Inc., U.S. District Court, District of Columbia, filed September 1999. On September 22, 1999, the United States Department of Justice brought an action against various industry members, including RJR Tobacco and B&W. In its complaint, the government sought to recover federal funds expended in providing health care to smokers who have developed diseases and injuries alleged to be smoking-related, and, in addition, pursuant to the federal RICO statute, sought disgorgement of profits the government contends were earned as a consequence of a RICO racketeering “enterprise.” On December 27, 1999, the defendants filed a motion to dismiss. On September 28, 2000, Judge Gladys Kessler of the U.S. District Court for the District of Columbia granted the non-Liggett defendants’ motion to dismiss the plaintiff’s Medical Care Recovery Act claim and Medicare Secondary Payer claim. The court denied the motion with respect to the RICO claims.
     On May 23, 2003, Judge Kessler denied the defendants’ first motion for partial summary judgment, which sought legal preclusion of many aspects of the DOJ’s lawsuit regarding advertising, marketing, promotion and warning claims. The court simultaneously granted partial summary judgment for the government on certain affirmative defenses.
     Each side filed additional summary judgment motions in the fall of 2003. The defendants filed a total of nine additional summary judgment motions. The government filed six additional summary judgment motions, including motions regarding various affirmative defenses (including those affirmative defenses addressing the standard for seeking disgorgement under RICO). Rulings on the various motions are summarized below:
•	On January 23, 2004, the court granted the government’s motion for partial summary judgment on the defendants’ equitable defenses of waiver, equitable estoppel, laches, unclean hands and in pari delicto.

•	On February 2, 2004, the court granted the industry’s motion to prevent the government from adding 650 alleged “Racketeering Acts” to the 148 alleged “Racketeering Acts” previously identified by the government.

•	On February 24, 2004, the court denied the defendants’ motion for partial summary judgment on claims that the defendants advertised, marketed and promoted cigarettes to youth, and fraudulently denied such conduct.

•	On March 10, 2004, the court granted in part and denied in part the plaintiffs’ motion for partial summary judgment regarding certain of the defendants’ affirmative defenses. In particular, the court granted the plaintiff’s motion regarding defenses based upon the Ex Post Facto clause of the U.S. Constitution, but denied the motion (without prejudice) regarding defenses to the government’s disgorgement claim based upon the Excessive Fines clause of the U.S. Constitution and the standard for disgorgement set forth in United States v. Carson.

•	On March 17, 2004, the court denied the defendants’ motion for summary judgment on the grounds that the government’s RICO claims violate separation of powers.

•	On May 6, 2004, the court denied the defendants’ motion for summary judgment on the grounds that there is no reasonable likelihood of future RICO violations.

•	On May 6, 2004, the court granted the government’s motion for partial summary judgment regarding certain of the defendants’ affirmative defenses. In particular, the court dismissed defenses to the effect that the government’s claims are prohibited by the Tenth Amendment to the U.S. Constitution and the Separation of Powers doctrine. The court also ruled that the defendants may be held jointly and severally liable for disgorgement in the event that that remedy is ordered by the court at trial.

•	On May 6, 2004, the court denied the government’s motion for partial summary judgment that sought to establish that the defendants had caused certain mailings and wire transmissions.

•	On May 21, 2004, the court denied the defendants’ motion for partial summary judgment to dismiss the government’s disgorgement claim. On June 25, 2004, the court granted the defendants the right to seek an immediate appeal of that order. On July 15, 2004, the U.S. Court of Appeals for the District of Columbia Circuit accepted the appeal of Judge Kessler’s disgorgement ruling. On February 4, 2005, the appeals court ruled that disgorgement is not an available remedy in this case. On July 18, 2005, the government filed a petition for writ of certiorari with the U.S. Supreme Court. On October 17, 2005, the Supreme Court denied the petition. This ruling eliminates the government’s claim for $280 billion and limits the government’s potential remedies principally to forward-looking relief, including measures such as those already included in the MSA.

•	On July 15, 2004, the court granted in part the government’s motion for partial summary judgment dismissing certain technical RICO affirmative defenses.
     The bench (non-jury) trial began on September 21, 2004, and closing arguments concluded on June 10, 2005. Also on June 10, 2005, the court ordered the parties to file a variety of post-trial submissions. On July 22, 2005, the court granted a motion to intervene filed by six organizations, including the American Cancer Society, to allow them to “contribute their perspective on what appropriate and legally permissible remedies may be imposed should liability be found.” On August 15, 2005, the parties filed their proposed findings of fact. Post-trial briefing was completed on October 9, 2005.
     Local Government
     Claims similar to those advanced in the state attorneys general actions have also been asserted by cities and/or counties in separate actions. In addition to the variety of substantive defenses described above, it is the industry’s position that recovery in any such actions (if any) should be subject to the offset provisions of the MSA, and therefore, beyond the potential cost of defending these actions through trial, there should be no additional financial exposure as a result of these cases.
     As of February 3, 2006, there were no city/county cases pending against RJR Tobacco and B&W.
     County of Cook v. Philip Morris, Inc., Circuit Court, Cook County, Illinois, filed April 1997. On December 20, 2000, certain defendants, including RJR Tobacco and B&W, filed a motion for judgment on the pleadings which was granted on August 8, 2001. Plaintiffs appealed the dismissal to the Illinois Appellate Court, First District, on September 5, 2001. Defendants noticed a cross-appeal on September 17, 2001, from the trial court’s adverse rulings on the defendants’ motions to dismiss on the grounds of MSA release and lack of standing. On September 28, 2004, the Illinois Appellate Court affirmed the trial court’s dismissal. The plaintiff’s petition asking the Illinois Supreme Court to review the case was denied on January 27, 2005.
     Foreign Sovereign
     A number of foreign countries have filed suit in state and federal courts in the U.S. against RJR Tobacco, B&W and other tobacco industry defendants to recover funds for health-care, medical and other assistance paid by those foreign governments to their citizens. Of the two foreign sovereign cases currently pending in the U.S., both are pending in state court. Two other international health-care reimbursement cases are pending outside the U.S. one in each of Canada and Israel. Other foreign governments and entities have stated that they are considering filing such actions in the U.S.
     Pursuant to the terms of the 1999 sale of RJR’s international tobacco business, JTI assumed RJR Tobacco’s liability, if any, in the health-care cost recovery cases brought by foreign countries.
     Republic of Panama v. American Tobacco Co., Inc., District Court, Orleans Parish, Louisiana, filed August 1998. This case was removed by the defendants to the U.S. District Court for the Eastern District of Louisiana. The plaintiff filed a motion to remand. The case, originally filed in Louisiana, was consolidated with State of Sao Paulo v. The American Tobacco Co., and then dismissed by the trial court on the basis that Louisiana is not an appropriate forum. The plaintiffs have asked the trial court for reconsideration and, at the same time, noticed an appeal to the Louisiana Court of Appeals. The plaintiffs filed new cases in the Superior Court for the State of Delaware in and for New Castle County on July 19, 2005. The defendants filed a motion to dismiss on October 31, 2005. A hearing on the motion is scheduled to occur on April 7, 2006.
     State of Sao Paulo, Brazil v. American Tobacco Co., Inc., District Court, Orleans Parish, Louisiana, filed February 2000. On March 24, 2000, the defendants removed the case to the U.S. District Court for the Eastern

District of Louisiana. The case was consolidated with Republic of Panama v. The American Tobacco Co., and then dismissed by the trial court on the basis that Louisiana is not an appropriate forum. The plaintiffs have asked the trial court for reconsideration and, at the same time, noticed an appeal to the Louisiana Court of Appeals. The plaintiffs filed a new case in the Superior Court for the State of Delaware in and for New Castle County on July 19, 2005. The defendants filed a motion to dismiss on October 31, 2005. A hearing on the motion is scheduled to occur on April 7, 2006.
     British Columbia v. Imperial Tobacco Canada Ltd., Supreme Court, British Columbia, filed January 2001. On November 12, 1998, the government of British Columbia enacted legislation creating a civil cause of action permitting the government to directly recoup the costs of health-care benefits incurred for B.C. residents arising from tobacco-related disease. The government filed suit against Canadian defendants and numerous foreign defendants served ex juris, including RJR Tobacco. On February 21, 2000, in response to certain defendants’ motions, the Supreme Court of British Columbia ruled that the legislation was unconstitutional. The government’s action was dismissed, and service ex juris was set aside for that reason. The government then enacted a revised statute and brought a new action. Three Canadian defendants challenged the legislation on constitutional grounds and certain foreign defendants (including RJR Tobacco) moved to set aside service ex juris. On June 5, 2003, the government’s action was dismissed and service ex juris was set aside. The government appealed. On May 20, 2004, the Court of Appeal held that the statute was constitutionally valid and remitted the ex juris motions to the trial court for further consideration. On June 22, 2004, the Canadian defendants, as well as three ex juris defendants, appealed to the Supreme Court of Canada. On September 28, 2005, the Supreme Court ruled that the statute is constitutionally valid. On June 23, 2005, the trial court found that service was proper. On July 19, 2005, RJR Tobacco filed its notice of appeal of this ruling. The appellate hearing occurred on February 1 through 3, 2006.
     International
     General Health Services (Kupat Holim Clalit) v. Philip Morris, Inc., Jerusalem District Court, Tel Aviv, Israel, filed September 1998. JTI is involved in the claim filed by Kupat Holim Clalit in the Jerusalem District Court on September 28, 1998, for the reimbursement of health-care costs. The claim names RJR Tobacco, RJR and B&W as defendants, along with other international tobacco companies and Dubek, RJR’s former distributor in Israel. Clalit is the primary and largest health service provider in Israel and is responsible for the treatment of approximately 70% of Israel’s six million citizens. Clalit is seeking damages in the amount of NI Shekel 7.6 billion, which it expended for the cost of treating Clalit’s members for purported smoking-related diseases. Clalit is also seeking punitive damages, unspecified future damages and injunctive relief. Early Clalit’s attempts at service on RJR Tobacco and RJR Nabisco, Inc. within Israel were denied. In February 2002, however, Clalit obtained leave from the District Court of Jerusalem to serve RJR Tobacco and RJR Nabisco, Inc. outside the jurisdiction. JTI filed a motion challenging the grant of leave, which was denied. JTI has sought leave to appeal this decision to the Supreme Court. A hearing occurred on February 14, 2005. Other defendants, including Philip Morris and BAT, filed motions to dismiss, which were denied.
OTHER HEALTH-CARE COST RECOVERY AND AGGREGATED CLAIMS CASES
Insurance Companies
     As of February 3, 2006, there were no insurance-related cases pending against RJR Tobacco and B&W. Claims for recovery of health-care costs also have been filed by four groups of health-care insurers, as well as a private entity that operates its employee health-care programs on a self-insured basis.
     Blue Cross and Blue Shield of New Jersey, Inc. v. Philip Morris, Inc., U.S. District Court, Eastern District, New York, filed April 1998. On June 6, 2001, a federal court jury in Brooklyn returned a verdict in favor of RJR Tobacco, B&W and other tobacco defendants on common law fraud and civil RICO claims, but found for the plaintiff, Empire Blue Cross and Blue Shield, referred to as Empire, on a claim under a New York state deceptive business practices statute. Empire pursued its claims against the defendants on behalf of itself directly, as well as on behalf of its insureds under a theory of subrogation. The jury verdict on the direct claim was approximately $17.8 million, and the verdict on the subrogated claim was approximately $11.8 million. RJR Tobacco’s portion of these amounts is $6.6 million and $4.4 million, respectively; B&W’s portion of these amounts is $2.8 million and $1.9 million, respectively. The New York statute under which Empire recovered does not provide for punitive damages, but does allow for recovery of reasonable attorneys’ fees. On February 28, 2002, Judge Weinstein awarded the plaintiffs’ counsel approximately $38 million in attorneys’ fees. The defendants, including RJR Tobacco and B&W, appealed to the U.S. Court of Appeals for the Second Circuit. On September 16, 2003, the Second Circuit reversed the judgment for Empire on its subrogation claim and reserved ruling on Empire’s direct claim pending resolution by the New York Court of Appeals of two state law questions: are third party payer claims too remote and, if not, is individual proof required. On October 19, 2004, the New York Court of Appeals determined that such third-party claims are too remote under N.Y. Gen. Bus. Law §349. On February 1, 2005, all the plaintiffs, including Empire, voluntarily dismissed their claims with prejudice.
     Native American Tribes
     As of February 3, 2006, one case remained pending against RJR Tobacco and B&W.
     Crow Creek Sioux Tribe v. American Tobacco Co., Inc., Tribal Court, Crow Creek Sioux, South Dakota, filed September 1997. The case is dormant at this time.
     Taxpayers
     As of February 3, 2006, there were no cases pending against RJR Tobacco and B&W in the United States. All three prior cases, Mason v. American Tobacco Co., Anderson v. American Tobacco Co., Inc. and Temple v. R.J. Reynolds Tobacco Co., were dismissed by the trial courts.
     Hospitals
     As of February 3, 2006, one case brought by one or more hospitals was pending against cigarette manufacturers, including RJR Tobacco and B&W.
     City of St. Louis v. American Tobacco Co., Inc., Circuit Court, St. Louis County, Missouri, filed November 1998. This case seeks recovery of costs expended by hospitals on behalf of patients who suffer, or have suffered, from illnesses allegedly resulting from the use of cigarettes. This case is in the discovery phase. On June 28, 2005, the court granted defendants’ motion for summary judgment as to claims for damages which accrued prior to November 16, 1993. The claims for damages which accrued after November 16, 1993, are still pending.
     County of McHenry v. Philip Morris, Inc., Circuit Court, Cook County, Illinois, filed July 2000. The defendants removed the case to the United States District Court for the Northern District of Michigan on August 18, 2000. The plaintiffs filed a motion to remand, which was granted on February 6, 2001. Certain defendants, including RJR Tobacco, filed a motion for judgment on the pleadings on April 5, 2001. The State of Illinois filed a petition for leave to intervene on April 19, 2001. On April 22, 2001, the court stayed this action pending a decision on the appeal in County of Cook v. Philip Morris, Inc. On September 28, 2004, the Illinois Appellate Court affirmed the trial court’s dismissal in County of Cook v. Philip Morris, Inc. The Circuit Court of Cook County, Illinois granted plaintiff’s voluntary dismissal with prejudice on February 28, 2005.
     Other Cases
     United Seniors Association, Inc. v. Philip Morris USA, U.S. District Court, District of Massachusetts, filed August 2005. On August 4, 2005, the United Seniors Association filed a case against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W. The plaintiff is bringing the action as a “private attorney general” pursuant to the private cause of action provisions of the Medicare as Secondary Payer statute. The case seeks to recover for the Medicare program all of the expenditures that the Medicare program made from August 4, 1999, to present for the health care services rendered to Medicare’s beneficiaries for the treatment of diseases attributable to smoking including, but not limited to, coronary heart disease, chronic obstructive pulmonary disease, lung cancer, emphysema, peripheral vascular disease and atherosclerosis. On October 24, 2005, the defendants filed a motion to dismiss or, in the alternative, transfer the case to the United States District Court for the Middle District of Florida.

MSA-ENFORCEMENT AND VALIDITY
     On November 23, 1998, the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, entered into the MSA with attorneys general representing the remaining 46 states, the District of Columbia, Puerto Rico, Guam, the Virgin Islands, American Samoa and the Northern Marianas. The MSA became effective on November 12, 1999, and settled all the health-care cost recovery actions brought by, or on behalf of, the settling jurisdictions and contained releases of various additional present and future claims.
     As of February 3, 2006, four cases were pending against RJR Tobacco or B&W concerning the enforcement and validity of the MSA and other state settlement agreements.
     Litigation challenging the validity of the MSA, including claims that the MSA violates antitrust laws, has not been successful.
     California v. R. J. Reynolds Tobacco Co., Superior Court, San Diego County, California, filed March 2001. In California v. R. J. Reynolds Tobacco Co., the State of California alleged, in the context of the placement of print advertising, that RJR Tobacco was in violation of the prohibition in the MSA against taking any action, “directly or indirectly, to target youth.” In a decision issued on July 12, 2002, the trial judge found that “although youth may not have been directly targeted ... RJR indirectly targeted youth, thereby violating the MSA.” In addition, the judge issued a $20 million fine. RJR Tobacco appealed this ruling to the California Court of Appeal, Fourth Appellate District, which on February 25, 2004, affirmed the trial court’s finding, but reversed as to the amount of the fine and remanded for further proceedings. The parties ultimately settled the case, and RJR Tobacco paid approximately $11.4 million in civil penalties and $5.9 million in attorneys’ fees. Additionally, RJR Tobacco agreed to avoid advertising in magazines with at least 15 percent teen readership.
     State of Texas v. American Tobacco Co., U.S. District Court, Eastern District, Texas, filed May 2004. On May 27, 2004, the state of Texas filed a motion to enforce B&W’s 1998 settlement agreement with that state. The motion alleges that B&W owes the state approximately $16.4 million in past settlement payments, plus interest, with respect to cigarettes that B&W contract manufactured for Star Tobacco, Inc. The motion also alleges that B&W’s entry into the business combination agreement with RJR violates a provision of the Texas settlement agreement that requires all parties to the settlement agreement to consent to its assignment. The motion asks the court to award damages, order an accounting, and prohibit B&W from assigning the settlement agreement without the consent of the state. On March 28, 2005, the U.S. District Court for the District of Texas, Texarkana Division, entered final judgment in favor of B&W. On April 27, 2005, the State of Texas filed a notice of appeal to the U.S. Court of Appeals for the Fifth Circuit. Briefing is complete.
     Sanders v. Philip Morris USA, Inc., Superior Court, Los Angeles County, California, filed April 2004
     Sanders v. Philip Morris USA, Inc., United States District Court, Northern District, California, filed June 2004
     On April 7, 2004, a class action lawsuit, Sanders v. Philip Morris USA, Inc., was filed in the Superior Court of Los Angeles County against RJR, RJR Tobacco, Philip Morris, Altria and B&W. The case was brought on behalf of California residents who purchased cigarettes in California from April 2, 2000 to the present. The plaintiffs generally alleged that the MSA was anticompetitive in that the defendants used the terms of the MSA to reduce competition and to raise the price of cigarettes. The plaintiffs voluntarily dismissed the state court case, and on June 9, 2004, filed a new action in the U.S. District Court for the Northern District of California. The defendants are RJR Tobacco, B&W, Philip Morris, Lorillard and Bill Lockyer (in his capacity as the Attorney General for the State of California). The plaintiffs assert claims for declaratory and injunctive relief based on preemption and Supremacy Clause grounds (alleging that the MSA supposedly is inconsistent with the federal antitrust laws), for injunctive relief based on claimed violations of the Sherman Act, for damages and injunctive relief based on claimed violations of California’s state antitrust law (the Cartwright Act), for an accounting of profits based on claimed statutory and common law theories of unfair competition, and for restitution based on claimed unjust enrichment. On March 29, 2005, the U.S. District Court for the Northern District of California granted the defendants’ motion to dismiss with prejudice. The plaintiff’s notice of appeal was filed on April 18, 2005. Briefing is underway.
     State of Vermont v. R.J. Reynolds Tobacco Co., Vermont Superior Court, filed July 2005. On March 28, 2005, the National Association of Attorneys General, referred to as NAAG, sent a notice, signed by 40 Attorneys General, referred to as the Notice, that one or more of the states intend to initiate proceedings against RJR Tobacco for violating Section III(r) of the MSA in its advertisements for Eclipse cigarettes and for violations of the various Consent Decrees implementing the MSA and/or consumer fraud statutes in various states. The Attorneys General allege, among other things, that RJR Tobacco has engaged in unfair and deceptive acts and practices by publishing false or misleading claims about its Eclipse brand cigarettes, failed to disclose material facts and/or engaged in deceptive or unfair practices in marketing and selling Eclipse brand cigarettes. RJR Tobacco met with NAAG representatives in early June 2005 to discuss issues raised in the Notice. On July 26, 2005, the Vermont Attorney General filed suit in the Vermont Superior Court alleging that certain Eclipse advertising violates both the MSA and the Vermont Consumer Fraud Statute. The State of Vermont is seeking declaratory, injunctive, and monetary relief. RJR Tobacco answered the complaint on October 11, 2005. Trial is scheduled in June 2007. Discovery is underway.
     Mike Moore, Attorney General Ex Rel, State of Mississippi v. American Tobacco Co., Chancery Court, Jackson County, Mississippi, filed May 1994. On April 13, 2005, the Mississippi Attorney General notified B&W of its intent to seek approximately $3.9 million in additional payments under the Mississippi Settlement Agreement. The Mississippi Attorney General asserts that B&W failed to report in its net operating profit or its shipments cigarettes manufactured by B&W under contract for Star Tobacco or its parent, Star Scientific, Inc. On April 28, 2005, B&W advised the state that it did not owe the state any money. On August 11, 2005, the Mississippi Attorney General filed a Notice of Violation, Motion to Enforce Settlement Agreement, and Request for an Accounting by Defendant Brown & Williamson Holdings, Inc., formerly known as Brown & Williamson Tobacco Corporation. In this filing, Mississippi estimated that its damages now exceed $5.0 million. This matter is currently in the discovery phase.
ASBESTOS CONTRIBUTION CASES
     As of February 3, 2006, there was one lawsuit pending against RJR Tobacco and B&W in which asbestos companies and/or asbestos-related trust funds allege that they “overpaid” claims brought against them to the extent that tobacco use, not asbestos exposure, was the cause of the alleged personal injuries for which they paid compensation. The complaint seeks to aggregate the alleged damages associated with tens of thousands of underlying claims, without specifically identifying a single individual who claims injury by virtue of tobacco use.
     Fibreboard Corp. v. R. J. Reynolds Tobacco Co., Superior Court, Alameda County, California, filed November 1997. Motions to dismiss the claims have been stayed.
ANTITRUST CASES
     Wholesalers
     A number of tobacco wholesalers, and consumers, have sued U.S. cigarette manufacturers, including RJR Tobacco and B&W, in federal and state courts, alleging that cigarette manufacturers combined and conspired to set the price of cigarettes in violation of antitrust statutes and various state unfair business practices statutes. In these cases, the plaintiffs asked the court to certify the lawsuits as class actions on behalf of other persons who purchased cigarettes directly or indirectly from one or more of the defendants. The federal cases against RJR Tobacco and B&W were consolidated and sent by the Judicial Panel on Multi-District Litigation for pretrial proceedings in the U.S. District Court for the Northern District of Georgia. The court certified a nation-wide class of direct purchasers on January 27, 2001. The court granted the defendants’ motion for summary judgment in the consolidated federal cases on July 11, 2002, and the U.S. Court of Appeals for the Eleventh Circuit affirmed that decision on September 22, 2003. As of February 3, 2006, all state court cases on behalf of indirect purchasers have been dismissed, except for two cases, one in Kansas and one in New Mexico. The Kansas court granted class certification on November 15, 2001, while the New Mexico court granted class certification on May 14, 2003. On February 8, 2005, the New Mexico Court of Appeals affirmed the trial court’s certification order. The defendants have moved for summary judgment in New Mexico.
     Smith v. Philip Morris Cos., Inc., District Court, Seward County, Kansas, filed February 2000. The defendants’ motions to dismiss were denied in November 2000. The plaintiffs’ motion for class certification was granted on November 15, 2001. Discovery is ongoing.
     Romero v. Philip Morris Cos., Inc., District Court, Rio Arriba County, New Mexico, filed April 2000. The defendants’ motions to dismiss were granted in part and denied in part in January 2001. On May 14, 2003, the New Mexico state court granted the plaintiffs’ motion for class certification. On February 8, 2005, the New Mexico Court of Appeals affirmed the trial court’s certification order. On April 19, 2005, the defendants filed motions for summary judgment.

     Smith Wholesale Co., Inc. v. R. J. Reynolds Tobacco Co., United States District Court, Eastern District, Tennessee, filed January 2003. Pursuant to an amended complaint filed on October 23, 2003, Smith Wholesale and Rice Wholesale asserted federal antitrust claims in connection with RJR Tobacco’s termination of distribution agreements with the plaintiffs. Additional wholesalers, together with the states of Tennessee and Mississippi, have joined the case as plaintiffs. On June 3, 2005, the District Court granted summary judgment in RJR Tobacco’s favor. On June 23, 2005, the district court dismissed the entire case. On June 23, 2005, the plaintiffs filed a notice of appeal of the summary judgment and dismissal. RJR Tobacco reached a non-monetary settlement with one wholesaler and with the states of Tennessee and Mississippi on July 22, 2005. Those plaintiffs have dropped their appeal. RJR Tobacco terminated its distribution agreement with four other plaintiffs, and those plaintiffs moved for preliminary injunctions in the district court and court of appeals. The courts denied those motions in November 2005.
     On January 11, 2006, Smith Wholesale filed another lawsuit against RJR Tobacco and its customer, H.T. Hackney Corp., in Carter County, Tennessee Circuit Court. Smith Wholesale seeks $60 million in damages and a preliminary injunction against RJR Tobacco’s termination of Smith Wholesale’s direct-buying status. The court has not set a hearing date on the preliminary injunction. The case was removed to federal court on January 26, 2006. RJR Tobacco filed a motion to dismiss on February 13, 2006.
     Tobacco Growers
     DeLoach v. Philip Morris Cos., Inc., U.S. District Court, District of Columbia, filed February 2000. On February 16, 2000, a class-action complaint was brought against RJR Tobacco, B&W and other cigarette manufacturers and others on behalf of a putative class of all tobacco growers and tobacco allotment holders. The plaintiffs assert that the defendants, including Philip Morris, RJR Tobacco, B&W and Lorillard, engaged in bid-rigging of American burley and flue-cured tobacco auctions beginning at least by 1996 and continuing. In addition, the plaintiffs allege that the defendants engaged in a conspiracy to force the elimination or destruction of the federal government’s tobacco quota and price support program through an alleged illegal group boycott. On November 30, 2000, the court granted a motion to transfer venue to the U.S. District Court for the Middle District of North Carolina. In May 2003, the plaintiffs reached a court approved settlement with B&W and other cigarette manufacturer defendants, but not RJR Tobacco. The settling defendants agreed to pay $210 million to the plaintiffs, of which B&W’s share was $23 million, to pay the plaintiffs’ attorneys’ fees as set by the court, of which B&W’s share was $9.8 million, and to purchase a minimum amount of U.S. leaf for ten years, expressed as both a percentage of domestic requirements, with 35% for B&W, and as a minimum number of pounds per year, with 55 million pounds for B&W.
     The case continued against RJR Tobacco. On April 22, 2004, the parties settled the case. Under the settlement approved by the court on March 21, 2005, RJR Tobacco paid $33 million into a settlement fund, which after deductions for attorney’s fees and administrative costs will be distributed to the class. This amount was recorded in selling, general and administrative in RAI’s consolidated statement of income in the first quarter of 2004. RJR Tobacco also agreed to purchase annually a minimum of 90 million pounds, including the assumed obligation of B&W, of domestic green leaf flue cured and burley tobacco combined for the next 10 years, beginning with the 2004 crop year.
     Other
     R. J. Reynolds Tobacco Co. v. Premium Tobacco Stores, Inc., d/b/a Cigarettes Cheaper!, United States District Court, Northern District, Illinois, filed February 1999. In a gray market trademark suit originally brought by RJR Tobacco in 1999, Cigarettes Cheaper! asserted antitrust counterclaims, alleging that RJR Tobacco denied it promotional resources in violation of the Robinson-Patman Act and that RJR Tobacco had violated Section 1 of the Sherman Antitrust Act. On June 25, 2003, the court granted RJR Tobacco’s motion for summary judgment on Cigarettes Cheaper!’s counterclaim alleging an illegal conspiracy under the Sherman Antitrust Act, but denied the motion with respect to the counterclaims alleging price discrimination under the Robinson-Patman Act. The court severed RJR Tobacco’s trademark claims (including a trademark dilution claim) from the defendants’ Robinson-

Patman claims. Trial on the trademark claims began on April 25, 2004, and on May 5, 2004, the jury returned a verdict in favor of RJR Tobacco on all counts in the amount of $3.5 million. Trial began on the Robinson-Patman claims on September 14, 2004, and on October 15, 2004, the jury returned a unanimous verdict in favor of RJR Tobacco. On December 8, 2004, the plaintiff appealed to the U.S. Court of Appeals for the Seventh Circuit. Oral argument occurred on September 12, 2005 and RJR Tobacco is awaiting the ruling.
     Genesee Vending, Inc. v. R. J. Reynolds Tobacco Co., U.S. District Court, Eastern District, Michigan, filed May 2004. On May 24, 2004, RJR Tobacco was served with a class action lawsuit that was filed by Genesee Vending, Inc. and other cigarette vending companies. The plaintiffs, operators of vending machines, alleged that they were denied participation in RJR Tobacco’s retail promotions in violation of the Robinson-Patman Act. The suit sought unspecified damages and a jury trial. The complaint also requested an injunction against RJR Tobacco prohibiting it from paying promotional benefits and buy-downs to any retailers. On October 25, 2005, RJR Tobacco and the plaintiffs reached a settlement on all claims totaling $200,000 (representing less than $1,000 per plaintiff). The case was dismissed.
OTHER LITIGATION
     Governmental Subpoenas and Related Matters
     On July 3, 2003, the SEC issued a subpoena to RJR pursuant to a formal order of investigation of potential violations of the securities laws. The subpoena, and discussions to date with the SEC staff, focus on whether the disclosure of specific amounts of certain expenses of RJR should have been quantified separately rather than aggregated with other expense items. RJR is cooperating with the SEC in a way that protects the company’s rights. On August 14, 2003, the SEC filed, in the United States District Court for the District of Columbia, an application for an order to show cause and an order requiring compliance with the subpoena. On August 29, 2003, RJR filed a motion for a protective order and its opposition to the SEC’s application for an order to show cause. On June 29, 2004 the court issued an order granting in part and denying in part the SEC’s order to show cause and granting in part and denying in part RJR’s motion for protective order. RJR has produced documents to the SEC in compliance with the subpoena and the court’s order. RAI is unable to predict the outcome of this investigation or any effects that the outcome may have on its disclosures related to its results of operations.
     On January 24, 2003, RJR and RJR Tobacco each were served with a subpoena issued by a federal grand jury sitting in the Southern District of New York. The subpoena seeks the production of documents relating to the sale and distribution of cigarettes in international markets. RJR and RJR Tobacco have been responding and will continue to respond appropriately to the subpoena and otherwise cooperate with this grand jury investigation. Although this investigation has been dormant, it remains a pending matter.
     Trade Export
     European Community v. R.J.R. Nabisco, Inc., U.S. District Court, Eastern District, New York, filed August 2001. On July 16, 2001, the initial action brought by the European Community was dismissed. However, the European Community and its member states filed a second complaint in the same jurisdiction on August 6, 2001. A similar complaint was filed against B&W and other defendants by various Departments of the Republic of Colombia. On February 25, 2002, the court granted the defendants’ motion to dismiss. On January 14, 2004, the U.S. Court of Appeals for the Second Circuit affirmed the dismissals. On May 2, 2005, on the plaintiffs’ petition for writ of certiorari, the Supreme Court vacated each decision and, without commenting on the merits of the cases, instructed the Second Circuit to review the cases in light of the Supreme Court’s decision in Pasquantino v. United States. On September 13, 2005, the Second Circuit reinstated its prior decision upholding the dismissal of the complaint. On October 28, 2005, the plaintiffs in both cases filed a petition for writ of certiorari with the U.S. Supreme Court. On January 9, 2006, the Supreme Court denied the plaintiffs’ petition.
     European Community v. R.J.R. Nabisco, Inc., U.S. District Court, Eastern District, New York, filed October 2002. The European Community and ten of its member states filed a third complaint against RJR, RJR Tobacco and several currently and formerly related companies. The complaint contains many of the same or similar allegations found in the earlier complaints and also alleges that the defendants, together with certain identified and unidentified persons engaged in money laundering and other conduct violating civil RICO and a variety of common laws. The complaint also alleges that the defendants manufactured cigarettes which were eventually sold in Iraq in violation of U.S. sanctions. The plaintiffs seek compensatory, punitive and treble damages among other types of relief. This matter remains pending, but all proceedings were stayed while the Second Circuit reconsidered its decision affirming the dismissal of the second European Community complaint.. As noted above, on September 13, 2005, the Second Circuit reinstated its prior decision upholding the dismissal of the complaint, and the U.S. Supreme Court denied the plaintiffs’ petition for writ of certiorari. The case remains stayed while the court and the parties work out a scheduling order.
     Canada v. JTI-Macdonald Corp., Superior Court, Toronto Division, Ontario, Canada, filed February 2003. On December 22, 1998, Northern Brands International, Inc., referred to as Northern Brands, entered into a plea agreement with the United States Attorney for the Northern District of New York. Northern Brands was charged with and pled guilty to aiding and abetting certain customers who brought merchandise into the U.S. “by means of false and fraudulent practices...” Northern Brands is a now inactive RAI subsidiary that was part of the business of R. J. Reynolds International B.V., a former Netherlands subsidiary of RJR Tobacco, which was managed by a former affiliate, RJR-MacDonald, Inc., referred to as RJR-MI. By purchase agreement dated May 12, 1999, referred to as the 1999 Purchase Agreement, RJR and RJR Tobacco sold the international tobacco business, including RJR-MI, to JTI. RJR-MI subsequently changed its name to JTI-MacDonald, Corp., referred to as JTI-MC.
     Although the international business was sold to JTI pursuant to the 1999 Purchase Agreement, RJR and RJR Tobacco retained certain liabilities relating to the activities of Northern Brands, including those related to the above-mentioned guilty plea, as well as an investigation conducted by the Royal Canadian Mounted Police, referred to as RCMP, for possible violations of Canadian law related to the activities that led to the Northern Brands guilty plea and certain conduct by Stanley Smith, a former executive of RJR-MI, which led to the termination of his severance agreement. In addition, under its reading of the indemnification provisions of the 1999 Purchase Agreement, JTI requested indemnification for any damages it may incur arising out of the three matters described below.
     On or about February 27, 2003, the RCMP filed criminal charges in the Province of Ontario against and purported to serve summonses on JTI-MC, Northern Brands, R. J. Reynolds Tobacco International, Inc., referred to as RJR-TI, R. J. Reynolds Tobacco Co. (Puerto Rico), referred to as RJR-PR, and eight individuals associated with RJR-MI and/or RJR-TI during the period January 1, 1991 through December 31, 1996. The charges filed are for alleged fraud and conspiracy to defraud Canada and the Provinces of Ontario and Quebec in connection with the purchase, sale, export, import and/or re-export of cigarettes and/or fine cut tobacco. In October 2003, Northern Brands, RJR-TI and RJR-PR each challenged both the propriety of the service of the summons and jurisdiction of the court. On February 9, 2004, the Superior Court of Justice ruled in favor of these companies and granted their application. The Canadian government filed a notice of appeal from that ruling on February 18, 2004, but has not formally taken any additional action to pursue an appeal. A preliminary inquiry commenced on April 11, 2005, for the purpose of determining whether the Canadian prosecutor has sufficient evidence supporting the criminal charges to justify a trial of the defendants that have been served to date.
     In August 2004, the Quebec Ministry of Revenue (1) issued a tax assessment covering the period January 1, 1990 through December 31, 1998 for alleged unpaid duties, penalties and interest in an amount of about $1.36 billion (Canadian) against JTI-MC; (2) issued an order for the immediate payment of that amount; and (3) obtained an ex parte judgment to enforce the payment of that amount. On August 24, 2004, JTI-MC applied for protection under the Companies’ Creditor Arrangement Act, referred to as CCAA Proceedings, in the Ontario Superior Court of Justice, Toronto, Canada and the court entered orders staying the Quebec Ministry of Revenue’s proceedings against JTI-MC. The stay has been extended to May 31, 2006. In November 2004, JTI-MI filed a motion in the Superior Court, Province of Quebec, District of Montreal, seeking a declaratory judgment to set aside, annul and declare inoperative the tax assessment and all ancillary enforcement measures and to require the Quebec Minister of Revenue to reimburse JTI-MC for funds unduly appropriated, along with interest and other relief. On May 3, 2005, the court in the CCAA Proceedings entered a Crown Claims Bar Order establishing June 27, 2005, as the deadline for Canada, and any of its Provinces and Territories, to assert any individual civil or statutory claim, except criminal claims, against JTI-MC for taxes and revenues owed as a result of Contraband Tobacco Activities, as defined in the Order. As of June 27, 2005, Canada and several Provinces filed Crown Claims against JTI-MC in the CCAA Proceedings in the following amounts: Canada ($4.3 billion Canadian); Ontario ($1.5 billion Canadian); New Brunswick ($1.5 billion Canadian); Quebec ($1.4 billion Canadian); British Columbia ($450 million Canadian); Nova Scotia ($326 million Canadian); Prince Edward Island ($75 million Canadian) and Manitoba ($23 million Canadian).

     On November 17, 2004, a Statement of Claim was filed against JTI-MC in the Supreme Court of British Columbia by Stanley Smith, a former executive of RJR-MI, for alleged breach of contract and other legal theories. Under his claim, Mr. Smith is claiming $840,000 (Canadian) for salary allegedly owed under his severance agreement with RJR-MI, as well as other unspecified compensatory and punitive damages.
     Although RJR and RJR Tobacco recognize that, under certain circumstances, they may have indemnification obligations to JTI under the 1999 Purchase Agreement, RJR and RJR Tobacco disagree with JTI as to whether the circumstances relating to any of the immediately preceding three matters give rise to any indemnification obligation by RJR and RJR Tobacco. RJR and RJR Tobacco conveyed their position to JTI, and the parties have agreed to resolve their differences at a later time.
     Canada v. R.J. Reynolds Tobacco Holdings, Inc., Superior Court, Ontario, Canada, filed August 2003. On September 18, 2003, RJR, RJR Tobacco, RJR-TI, RJR-PR, and Northern Brands were served with a statement of claim filed by the Attorney General of Canada. Also named as defendants are JTI and a number of its affiliates. The statement of claim seeks to recover taxes and duties allegedly not paid as a result of cigarette smuggling and related activities. As filed, the Attorney General’s statement of claim seeks to recover $1.5 billion (Canadian) in compensatory damages and $50 million (Canadian) in punitive damages, as well as equitable and other forms of relief. In the CCAA Proceedings described above, the Attorney General amended and increased Canada’s claim to 4.3 billion Canadian. The parties have agreed to a stay of all proceedings until February 2006. The time period for the stay may be lengthened by the occurrence of certain events or agreement of the parties.
     Department of Amazonas v. Philip Morris Companies, Inc., U.S. District Court, Eastern District of New York, filed May 2000. On February 19, 2002, B&W’s motion to dismiss was granted on February 19, 2002. The plaintiffs appealed to the U.S. Court of Appeals for the Second Circuit, which, on January 14, 2004, affirmed the dismissal. On April 13, 2004, Amazonas and other departments of Colombia petitioned the U.S. Supreme Court for a writ of certiorari, which was denied on January 9, 2006.
     Reparations
     Bankhead v. Lloyd’s of London, U.S. District Court, Northern District, Illinois, filed September 2002.
     Johnson v. Aetna, Inc., U.S. District Court, Northern District, Illinois, filed September 2002.
     RJR Tobacco has been served in two reparations actions brought by descendants of slaves. The plaintiffs in these actions claim that the defendants, including RJR Tobacco, profited from the use of slave labor. These two actions have been transferred to Judge Norgle in the Northern District of Illinois by the Judicial Panel on Multi-District Litigation for coordinated or consolidated pretrial proceedings with other reparation actions. RJR Tobacco has been named, but has not been served in another reparations case. That case was conditionally transferred to the Northern District of Illinois on January 7, 2003, but the plaintiffs contested that transfer, and the Judicial Panel on Multi-District Litigation has not yet issued a final ruling on the transfer. The plaintiffs filed a consolidated complaint on June 17, 2003. On July 18, 2003, the defendants moved to dismiss the plaintiffs’ complaint. That motion was granted on January 26, 2004, although the court allowed the plaintiffs to file an amended complaint, which they did on April 5, 2004. In addition, several plaintiffs attempted to appeal the trial court’s January 26, 2004 dismissal. Because the dismissal was not a final order, that appeal was dismissed by the U.S. Court of Appeals for the Seventh Circuit. On July 6, 2005, the trial court granted the defendants’ motion to dismiss the amended complaint with prejudice. On August 3, 2005, the plaintiffs filed a notice of appeal to the Seventh Circuit. On December 22, 2005, the Seventh Circuit issued a briefing schedule.
     Patents
     Star Scientific, Inc. v. R. J. Reynolds Tobacco Co., U.S. District Court, Maryland, filed May 2001
     Star Scientific, Inc. v. R. J. Reynolds Tobacco Co., U.S. District Court, Maryland, filed July 2002

     On May 23, 2001 and July 30, 2002, Star Scientific, Inc., referred to as Star, filed two patent infringement actions, which have been consolidated, against RJR Tobacco. The patents at issue are both entitled “Method of Treating Tobacco to Reduce Nitrosamine Content, and Products Produced Thereby,” and bear U.S. Patent Nos. 6,202,649 and 6,425,401. RJR Tobacco has filed counterclaims seeking a declaration that the claims of the two Star patents are invalid, unenforceable and not infringed by RJR Tobacco. Between January 31 and February 8, 2005, the court held a first bench trial on RJR Tobacco’s affirmative defense and counterclaim based upon inequitable conduct. The court has not yet issued a ruling on the issue of inequitable conduct. Additionally, in response to the court’s invitation, RJR Tobacco filed two summary judgment motions on January 20, 2005, which have been fully briefed by the parties. Furthermore, the court has requested additional briefing on certain claim construction issues. The court has indicated that it will rule on RJR Tobacco’s two pending summary judgment motions and the issue of inequitable conduct at the same time. The court has not set a trial date for the remaining issues in the case.
     State Law
     California v. R. J. Reynolds Tobacco Co., Superior Court, Los Angeles County, California, filed June 2001. On June 8, 2001, the Attorney General of the State of California sued RJR Tobacco alleging that RJR Tobacco violated California state law by distributing free cigarettes and free coupons for discounts on cigarettes on “public grounds,” even though the promotions occurred within an “adult-only facility” at a race track and certain festivals. RJR Tobacco answered the complaint on July 19, 2001, asserting that its promotions complied with all laws, including California state law and that this California state law is preempted by the Federal Cigarette Labeling and Advertising Act. On March 29, 2002, the court ruled that RJR Tobacco’s distribution of free cigarettes violated the law, but the distribution of free coupons for discounts on cigarettes did not. On April 29, 2002 the judge assessed a civil fine against RJR Tobacco of $14.8 million. On October 30, 2003, the California Court of Appeal, Second Appellate District, affirmed the trial court’s decision. On December 22, 2005, the Supreme Court of California affirmed the decision with respect to liability, but remanded the case to the trial court to determine if the fine imposed was excessive under the U.S. Constitution. On January 19, 2006, RJR Tobacco filed a motion to stay issuance of remittitur pending petition for a writ of certiorari to the U.S. Supreme Court, which was granted on February 1, 2006.
     Other Cases
     R.J. Reynolds Tobacco Co., v. Market Basket Food Stores, U.S. District Court, Western District of North Carolina, filed September 2005. On September 22, 2005, RJR Tobacco filed a case against Market Basket Food Stores and other cigarette retailers and wholesalers located in the states of North Carolina, Tennessee, Virginia and Kentucky to stop and remedy the ongoing conspiracy to abuse RJR Tobacco’s marketing programs, including the buy-down and coupon programs. The complaint alleged violations of Federal and North Carolina RICO and the North Carolina Unfair and Deceptive Trade Practices Act, along with common law fraud, breach of contract and conspiracy. A motion for preliminary injunction requested that the court enjoin certain defendants from performing the fraudulent acts detailed in the complaint. The motion is pending. On February 8, 2006, the judge stayed discovery in the case.